Exhibit 10.45

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and is effective this 11th day of July 2005 (the "Effective Date") between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA ("The Regents"), a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, California 94607-5200, acting through its offices located at 10920 Wilshire Blvd, Suite 1200, Los Angeles, California 90024-1406, and General Fiber, Inc ("Licensee"), a corporation having a principal place of business at 801 Brickell Avenue, 9th Floor, Suite 942, Miami, FL 33131.

RECITALS

WHEREAS, a certain invention (the "Invention"), generally characterized as "Estriol for the treatment of autoimmune diseases & the use of estriol and other estranges, estrogens and estrogen receptor active compositions in the treatment of psoriasis & other autoimmune diseases" (UCLA Case No. 1998-531 & UCLA Case No. 2004-101) made in the course of research at the University of California, Los Angeles and Irvine by Drs. Rhonda Voskuhl, Jenny Murase, and Gerald Weinstein), and claimed in Regents' Patent Rights as defined below;

WHEREAS, Drs. Voskuhl, Murase, ~and Weinstein are an employees of The Regents and as such are obligated to assign their right, title and interest in and to the Invention to The Regents;

WHEREAS, the Invention was developed with United States Government funds, and The Regents has elected title thereto and granted a royalty-free nonexclusive license to the United States Government on 11-14-97, as required under 35 U.S.C. §200-212;

WHEREAS, Licensee and The Regents entered into a Secrecy Agreement effective 10-20-03 and expiring on 10-20-08 to allow Licensee to evaluate its interest in the Invention and, as a result of its evaluation, Licensee wishes to obtain certain rights from The Regents;

WHEREAS, Licensee is a "small business concern" as defined in 15 U.S.C. §632; and

WHEREAS, The Regents wishes that Regents' Patent Rights be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

The parties agree as follows:

1. DEFINITIONS

1.1 "Regents' Patent Rights" means The Regents interest in any of the patent applications listed in Appendix A attached to this Agreement and assigned to The Regents (UCLA Case No. 1998-531 & UCLA Case No. 2004-101); any continuing applications thereof including divisions; but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application; any patents issuing on these applications including reissues and reexaminations; and any corresponding foreign patents or patent applications; all of which will be automatically incorporated in and added to Appendix A and made a part of this Agreement.

1.2 "Licensed Product" means any article, composition, apparatus, substance, chemical, or any other material covered by Regents' Patent Rights or whose manufacture, use or sale would constitute an infringement of any claim within Regents' Patent Rights, or any service, article, composition, apparatus, chemical, substance, or any other material made, used, or sold by or utilizing or practicing a Licensed Method. This definition of Licensed Product also includes a service either used by Licensee, an Affiliate, or sublicensee or provided by Licensee, an Affiliate or sublicensee to its customers when such service requires the use of Licensed Product or performance of Licensed Method. Additionally, for the avoidance of doubt, if such product is a component of a larger unit such as a kit, composition of matter or combination, such kit, composition of matter or combination is deemed to be the Licensed Product for purposes of this definition.

1.3 "Licensed Method" means any process or method which is covered by Regents' Patent Rights or whose use or practice would constitute an infringement of any claim within Regents' Patent Rights.

1.4 The "Field of Use" means all fields for the first two years after the Effective Date of the Agreement. On the second anniversary of the Effective Date of the Agreement Licensee will select fields of use and for each field will be required to meet the diligence terms outlined in paragraph 6.3 below.

1.5 "Affiliate" means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least 50% of the outstanding stock or other voting rights entitled to elect directors. In any country where the local law does not permit foreign equity participation of at least 50%, then "Affiliate" means any company in which Licensee owns or controls, directly or indirectly, the maximum percentage of outstanding stock or voting rights that is permitted by local law.

1.6 "First Commercial Sale" means the first sale of any Licensed Product by Licensee or any Affiliate or Sublicensee, following approval of it's marketing by the appropriate governmental agency for the country in which the sale is to be made. When governmental approval is not required, "First Commercial Sale" means the first sale in that country.

1.7 "Final Sale" means any sale, transfer, lease, exchange or other disposition or provision of a Licensed Product and/or a Licensed Method to a Customer. A Final Sale shall be deemed to have occurred upon the earliest to occur of the following (as applicable): (a) the transfer of title to such Licensed Product and/or Licensed Method to a Customer, (b) the shipment of such Licensed Product to a Customer, (c) the provision of a Licensed Method to a Customer, (d) the provision of an invoice for such Licensed Product or Licensed Method to a Customer, or (e) payment by the Customer for Licensed Products or Licensed Methods.

1.8 "Net Sales" means the total of the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) for the Final Sale of Licensed Products or Licensed Methods by Licensee, or by any Affiliate, Joint Venture or Sublicensee to Customers, less the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged) to the extent reasonable and customary: cash, trade or quantity discounts actually granted to Customers; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); transportation charges, including insurance to the extent actually paid by the Customer; and allowances or credits to Customers because of rejections or returns. Where Licensee or any Affiliate, Joint Venture or Sublicensee is the Customer, then Net Sales shall be based on the gross amount normally invoiced or otherwise charged to other Customers in an arms length transaction for such Licensed Products or Licensed Methods. For the avoidance of doubt, if Licensee or any Affiliate, Joint Venture or Sublicensee supplies (directly or indirectly) a Product that constitutes a 8-Jul-05 Licensed Product to any Affiliate, Joint Venture or Sublicensee and such Affiliate, Joint Venture or Sublicensee includes such Product in another Product, then Net Sales shall be based on the total gross amount invoiced or otherwise charged for such other Product in its entirety. If License pays a third party royalties in consideration for patent rights which are necessary in order to practice Regents' Patent Rights then Licensee or Sublicensee, as the case may be may deduct .333% from the royalty rate due to The Regents under this Agreement for every percentage point paid to third party in royalties, provided that in no event shall royalties or other amounts due to The Regents in any reporting period be reduced to less than 50% of what would otherwise be due to The Regents.

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1.9 "Sublicensee" means any third party sublicensed by Licensee to make, have made, use, sell, offer for sale or importany Licensed Product or to practice any Licensed Method.

1.10 "Sublicensing Income" means income received by Licensee under or on account of Sublicenses. Sublicensing Income includes income received by way of license issue fees, milestone payments, and the like but specifically excludes royalties on the sale or distribution of Licensed Products or the practice of Licensed Methods. Not included in the definition of Sublicensing Income is income received by Licensee as payment or reimbursement for research costs conducted by or for Licensee, including costs associated with materials, equipment or clinical testing and amounts received in connection with the issuance of debt or equity.

1.11 "Customer" means any individual or entity that receives Licensed Products or Licensed Methods, provided however, that Licensee or any Affiliate, Joint Venture or Sublicensee shall be deemed a Customer only if it receives Licensed Products or Licensed Services for its own end-use and not resale.

2. GRANT

2.1 Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee an exclusive license (the "License") under Regents' Patent Rights, in jurisdictions where Regents' Patent Rights exist, to make, have made, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods in the Field of Use to the extent permitted by law.

2.2 The License is subject to all the applicable provisions of any license to the United States Government executed by The Regents and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212 and applicable governmental implementing regulations.

2.3 The Regents expressly reserves the right to use Regents' Patent Rights and associated technology for educational and research purposes including publication of research results and sharing research results with other non-profit institutions, and allowing other non-profit research institutions to use Regents' Patent Rights and associated technology for the same purpose.

3. SUBLICENSES

3.1 The Regents also grants to Licensee the right to issue exclusive or nonexclusive sublicenses ("Sublicenses") to third parties to make, have made, use sell, offer for sale or import Licensed Products and to practice Licensed Methods in any jurisdiction in which Licensee has exclusive rights under this Agreement. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents (and, if applicable, the U.S. Government under 35 U.S. C. §§201-212) contained in this Agreement.

3.2 Licensee must pay to The Regents 25% of all Sublicensing Income.

3.3 On Net Sales of Licensed Products sold or disposed of by a Sublicensee, Licensee must pay to The Regents an earned royalty in accordance with Article 5 (Royalties) as if these were Licensee's Net Sales. Any royalties received by Licensee in excess of royalties due to The Regents under this Paragraph 3.3 belong to Licensee.

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3.4 Licensee must provide to The Regents a copy of each Sublicense within 30 days of execution, and a copy of all information submitted to Licensee by Sublicensees relevant to the computation of the payments due to The Regents under this Article 3.

3.5 If this Agreement is terminated for any reason, all outstanding Sublicenses, not in default, will be assigned by Licensee to The Regents, at the option of The Regents. The Sublicenses will remain in full force and effect with The Regents as the licensor or sublicensor instead of Licensee, but the duties of The Regents under the assigned Sublicenses will not be greater than the duties of The Regents under this Agreement, and the rights of The Regents under the assigned Sublicenses will not be less than the rights of The Regents under this Agreement, including all financial consideration and other rights of The Regents.

4. FEES

4.1 In partial consideration for the License, Licensee will pay to The Regents a license issue fee of twenty thousand dollars ($20,000) within 30 days of the Effective Date and twenty five thousand dollars ($25,000) on the first anniversary of this Agreement. This fee is nonrefundable and is not an advance against royalties.

4.2 For each Licensed Product reaching the milestones indicated below, Licensee must make the following payments to The Regents within 30 days of reaching the milestones:

4.2a	One hundred thousand dollars ($100,000) upon the NDA filing with the U.S. Food and Drug Administration which is covered by a validly issued U.S. patent.

4.2b	Six hundred fifty thousand dollars ($650,000) upon approval of an NDA with the U.S. Food and Drug Administration which is covered by a validly issued U.S. patent

4.3 Licensee must pay to The Regents a license maintenance fee of $ 5,000 beginning on the one-year anniversary date of the Effective Date of this Agreement and continuing annually on each anniversary date of the Effective Date. The maintenance fee will not be due and payable on any anniversary date of the Effective Date if on that date Licensee is commercially selling a Licensed Product and paying an earned royalty to The Regents on the sales of that Licensed Product. The license maintenance fees are non-refundable and are not an advance against royalties.

4.4 In the event that the Licensee is publicly traded, Licensee shall make, at The Regents' election, payment under sections 4.1, 4.2 & 4.3 with Licensee's publicly traded equity.

5. ROYALTIES

5.1 Licensee must pay to The Regents for sales by Licensee or its Affiliates an earned royalty of four percent (4%) of Net Sales of Licensed Products or Licensed Methods unless reduced pursuant to Section 1.8.

5.2 Licensee must pay to The Regents a minimum annual royalty of $10,000 for the life of Regents' Patent Rights, beginning in the year of the First Commercial Sale of Licensed Product. Licensee must pay the minimum annual royalty to The Regents by February 28 of each year. The minimum annual royalty will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

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5.3 Paragraphs 1.1, 1.2, 1.3 and 1.4 define Regents' Patent Rights, Licensed Products, Licensed Methods and the Field of Use so that royalties are payable on products covered by pending patent applications and issued patents. Royalties accrue for the duration of this Agreement.

5.4 Licensee must pay royalties owed to The Regents on a quarterly basis. Licensee must pay the royalties within two months of the end of the calendar quarter in which the royalties accrued.

5.5 All monies due The Regents must be paid in United States funds. When Licensed Products are sold for monies other than United States dollars, the royalties will first be determined in the foreign currency of the country in which those Licensed Products were sold and, second, converted into equivalent United States funds. Licensee must use the exchange rate established by the Bank of America in San Francisco, California on the last day of the calendar quarter.

5.6 Any tax for the account of The Regents required to be withheld by Licensee under the laws of any foreign country must be promptly paid by Licensee for and on behalf of The Regents to the appropriate governmental authority. Licensee will use its best efforts to furnish The Regents with proof of payment of any tax. Licensee is responsible for all bank transfer charges. All payments made by Licensee in fulfillment of The Regents' tax liability in any particular country will be credited against fees or royalties due The Regents for that country.

5.7 If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, the Licensee shall pay royalties due to The Regents from Licensee's other sources of United States Dollars.

5.8 If any patent or any claim included in Regents' Patent Rights is held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct from it will cease as of the date of that final decision. Licensee will not, however, be relieved from paying any royalties that accrued before that decision or that is based on another patent or claim not involved in that decision.

5.9 No royalties will be collected or paid on Licensed Products sold to the United States Federal Government, or any agency of the United States Government. The Licensee and its Sublicensee will reduce the amount charged for Licensed Products distributed to the United States Government by the amount of the royalty.

6. DILIGENCE

6.1 Upon the execution of this Agreement, Licensee must diligently proceed with the development, manufacture and sale ("Commercialization") of Licensed Products and must earnestly and diligently endeavor to market them within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands for them.

6.2 Licensee must endeavor to obtain all necessary governmental approvals for the Commercialization of Licensed Products.

6.3 The Regents has the right and option to either terminate this Agreement, narrow the fields of use granted under paragraph 1.4 or reduce Licensee's exclusive license to a nonexclusive license if Licensee fails to perform any of the terms in this Paragraph 6.3. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

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6.3a Within twenty-four months from the Effective Date of this Agreement, Licensee will file, cross-file or transfer an investigational new drug application (IND) relating to the Licensed Product for each field of use selected under paragraph 1.4 of this Agreement.

6.3b Within five years of the Effective Date of this Agreement, initiate Phase II clinical trials for a Licensed Product for each field of use selected under paragraph 1.4 of this Agreement.

6.3c Within eight years of the Effective Date of this Agreement, initiate Phase III clinical trials for a Licensed Products for each field of use selected under paragraph 1.4 of this Agreement.

6.3d Within fourteen years of the Effective Date of this Agreement complete a First Commercial Sale of a Licensed Product for each field of use selected under paragraph 1.4 of this Agreement.

6.4 Licensee has the sole discretion for making all decisions as to how to commercialize any Licensed Product.

7. PATENT FILING, PROSECUTION AND MAINTENANCE

7.1 As long as Licensee is paying prosecution costs, The Regents will file, prosecute and maintain the patents and applications comprising Regents' Patent Rights. These patents will be held in the name of The Regents and will be obtained with counsel of The Regents' choice. The Regents must provide Licensee with copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application under Regents' Patent Rights. The Regents will consider any comments or suggestions by Licensee: The Regents is entitled to take action to preserve rights and minimize costs whether or not Licensee has commented.

7.2 Licensee will bear all costs incurred prior to and during the term of this Agreement in the preparation, filing, prosecution and maintenance of patent applications and patents in Regents' Patent Rights. Prosecution includes interferences, oppositions and any other inter parties matters originating in a patent office. Licensee must send payment to The Regents within 30 days of Licensee's receipt of an invoice.

7.3 Licensee has the right to request patent protection on the Invention in foreign countries if the rights are available. Licensee must notify The Regents of its decision within eight months of the filing of the corresponding United States patent application. This notice must be in writing and must identify the countries desired. The absence of this notice from Licensee to The Regents will be considered an election not to secure foreign rights.

7.4 Eight months after the filing of the corresponding United States application, but not sooner, The Regents will have the right to file patent applications at its own expense in any country which Licensee has not identified in written notice provided by 7.3. These applications and resulting patents will not be subject to this Agreement.

7.5 Licensee's obligation to underwrite and to pay all United States and foreign patent costs will continue for as long as this Agreement remains in effect. Licensee may terminate its obligations with respect to any given patent application or patent upon three months written notice to The Regents. The Regents will use its best efforts to curtail patent costs chargeable to Licensee under this Agreement after this notice is received from Licensee. The Regents may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and Licensee will have no further rights or licenses to them.

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7.6 The Regents will use its best efforts to not allow any Regents' Patent Rights for which Licensee is licensed and is underwriting the costs of to lapse or become abandoned without Licensee's authorization or reasonable notice, except for the filing of continuations, divisionals, or the like which substitute for the lapsed application.

8. PATENT INFRINGEMENT

8.1 In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice"). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee's right to initiate a suit against such infringer for infringement under Paragraph 8.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

8.2 If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee's suit or any judgment rendered in the suit. The Licensee may not join The Regents in a suit initiated by Licensee without The Regents' prior written consent. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

8.3 If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute such suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents consent and may not thereafter commence suit against the infringer for acts of infringement that are subject to The Regents suit or any judgment rendered in that suit.

8.4 Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive fifteen percent (15%) of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive twenty-five percent (25%) if The Regents was party in the litigation, but did not incur any litigation costs, including provisions of Paragraph 8.2 above, and (iii) The Regents will receive fifty percent (50%) of the recovery if The Regents incurred any litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive fifty percent (50%) of the recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 8 (Patent Infringement).

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8.5 Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

8.6 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

8.7 Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

9. PROGRESS AND ROYALTY REPORTS

9.1 Beginning January 31, 2006, Licensee must submit to The Regents semiannual progress reports covering Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports must be made for each Licensed Product until its First Commercial Sale.

9.2 The progress reports submitted under Paragraph 9.1 must include the following topics:

9.2a Summary of work completed.

9.2b Key scientific discoveries.

9.2c Summary of work in progress.

9.2d Current schedule of anticipated events or milestones.

9.2e Market plans for introduction of Licensed Products.

9.2f A summary of resources ( dollar value) spent in the reporting period.

9.3. Licensee must notify The Regents if Licensee or any of its Sublicensees or Affiliates ceases to be a small entity (as defined by the United States Patent and Trademark Office) under the provisions of 35 U.S.C. §41(h).

9.4 Licensee must report the date of the First Commercial Sale in the royalty report immediately following that Sale.

9.5 After the First Commercial Sale of each Licensed Product, Licensee must make quarterly royalty reports to The Regents by February 28, May 31, August 31 and November 30 of each year (i.e., within two months from the end of each calendar quarter). Each royalty report must cover Licensee's most recently completed calendar quarter and must show:

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9.5a Gross sales and Net Sales of any Licensed Product.

9.5b Number of each type of Licensed Product sold.

9.5c Royalties payable to The Regents.

9.6 Licensee must state in its royalty report if it had no sales of any Licensed Product.

10. BOOKS AND RECORDS

10.1 Licensee must keep accurate books and records of all Licensed Products manufactured, used or sold. Licensee must preserve these books and records for at least five years from the date of the royalty payment to which they pertain.

10.2 The Regents' representatives or agents are entitled to inspect these books and records at reasonable times. The Regents will pay the fees and expenses of these inspections. If an error · favoring Licensee of more than 5% of the total annual royalties is discovered, then Licensee will pay the fees and expenses of these inspections.

11. LIFE OF THE AGREEMENT

11.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement is in force from the Effective Date recited on page one and remains in effect for the life of the last-to-expire patent in Regents' Patent Rights, or until the last patent application licensed under this Agreement is abandoned and no patent in Regents' Patent Rights ever issues.

11.2 Upon termination of this Agreement, Licensee will have no further right to make, have made, use or sell any Licensed Product except as provided in Article 14 (Disposition of Licensed Products on Hand Upon Termination).

11.3 Any expiration or termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 10

Article 14

Article 16

Article 17

Article 18

Article 23

Article 24

Books and Records

Disposition of Licensed Products on Hand upon Termination.

Use of Names and Trademarks.

Warranties

Indemnification.

Failure to Perform.

Governing Law

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12. TERMINATION BY THE REGENTS

12.1 If Licensee violates or fails to perform any material term or covenant of this Agreement, then The Regents may give written notice of the default ("Notice of Default") to Licensee. If Licensee does not repair the default within 60 days after the effective date of the Notice of Default, then The Regents has the right to terminate this Agreement and the License by a second written notice ("Notice of Termination") to Licensee. If The Regents sends a Notice of Termination to Licensee, then this Agreement automatically terminates on the effective date of this notice. Termination does not relieve Licensee of its obligation to pay any royalty or fees owing at the time of termination and does not impair any accrued right of The Regents.

13. TERMINATION BY LICENSEE

13.1 Licensee has the right at any time to terminate this Agreement in whole or with respect to any portion of Regents' Patent Rights by giving written notice to The Regents. This notice of termination will be subject to Article 19 (Notices) and will be effective 90 days after the effective date of the notice.

13.2 Any termination in accordance with Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued prior to termination. Nor does termination rescind anything done by Licensee or any payments made to The Regents prior to the effective date of termination. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

14.1 Upon termination of this Agreement, Licensee will have the right to dispose of all previously made or partially made Licensed Products, but no more, within a period of six months. But Licensee must submit royalty reports on the sale of these Licensed Products and must pay royalties at the rate and at the time provided in this Agreement.

15. PATENTMARKING

15.1 Licensee must mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16. USE OF NAMES AND TRADEMARKS

16.1 Neither party is permitted to use any name, trade name, trademark or other designation of the other party or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, Licensee is expressly prohibited from using the name "The Regents of the University of California" or the name of any campus of the University of California.

17. LIMITED WARRANTY

17.1 The Regents warrants that it has the lawful right to grant this license to Licensee.

17.2 This License and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKE NO REPRESENTATION OR WARRANTY THAT ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

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17.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

17.4 Nothing in this Agreement will be construed as:

17.4a A warranty or representation by The Regents as to the validity or scope of any Regents' Patent Rights.

17.4b A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties.

17.4c Obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 8 (Patent Infringement).

17.4d Conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents' Patent Rights.

17.4e Obligate The Regents to furnish any know-how not provided in Regents' Patent Rights.

18. INDEMNIFICATION

18.1 Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, its officers, employees, and agents, the sponsors of the research that led to the invention, the inventors of the patents and patent applications in Regents' Patent Rights and their respective employers from and against any and all liability, claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense. Indemnification indudes but is not limited to products liability. If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Licensee to defend The Regents in accordance with this Paragraph 18.1, then The Regents may retain counsel of its choice to represent it, and Licensee will pay all expenses for such representation.

18.2 For the first use of the Licensed Product for humans and thereafter, Licensee, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

18.2a Each occurrence $5,000,000

18.2b Products/completed operations aggregate $10,000,000

18.2c Personal and advertising injury $5,000,000

18.2d General aggregate (commercial form only) $10,000,000

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18.3 Licensee expressly understands, however, that the coverages and limits in Paragraph 18.2 do not in any way limit the Licensee's liability. Licensee must furnish The Regents with certificates of insurance evidencing compliance with all requirements. Licensee's insurance must:

18.3a Provide for 30-day advance written notice to The Regents of any modification.

18.3b Indicate that The Regents of the University of California is endorsed as an Insured under the coverages listed in Paragraph 18.2.

18.3c Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by The Regents.

18.4 The Regents shall notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 18 (Indemnification). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article 18 (Indemnification).

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19. NOTICES

19.1 Any notice or payment required to be given to either party must be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person, (b) five days after mailing if mailed by first-class certified mail, postage paid, or ( c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice.

For Licensee:	GENERAL FIBER, INC.
801 Brickell Avenue 9th Floor Suite 942
Miami, Florida
Attention: Nicholas Stergis

For The Regents:	The Regents of the University of California University of California, Los Angeles Office of Intellectual Property Administration 10920 Wilshire Blvd., Suite 1200 Los Angeles, California 90095-1406
Attention: Director

20. ASSIGNABILITY

20.1 This Agreement is binding upon and inures to the benefit of The Regents, its successors and assigns. But it is personal to Licensee and assignable by Licensee only with the written consent of The Regents. The consent of The Regents will not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of Licensee to which this license relates.

21. LATE PAYMENTS

21.1 For each royalty payment or fee not received by The Regents when due, Licensee must pay to The Regents a simple interest charge of 10% per annum to be calculated from the date payment was due until it was actually received by The Regents.

22. WAIVER

22.1 The waiver of any breach of any term of this Agreement does not waive any other breach of that or any other term.

23. FAILURE TO PERFORM

23.1 If either party takes legal action against the other because of a failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

24. GOVERNING LAW

24.1 THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

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25. GOVERNMENT APPROVAL OR REGISTRATION

25.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

26. EXPORT CONTROL LAWS

26.1 Licensee must observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including the International Traffic in Arms Regulations (IT AR) and the Export Administration Regulations.

27. PREFERENCE FOR UNITED STATES INDUSTRY

27.1 Because this Agreement grants an exclusive right to a particular use of the Invention, Licensee must manufacture in the United States any products embodying this Invention or produced through the Invention's use to the extent required by 35 U.S.C. §200-212.

28. FORCE MAJEURE

28.1 The parties will be excused from any performance required under this Agreement if performance is impossible or unfeasible due to any catastrophe or other major event beyond their reasonable control, including war, riot, or insurrection; lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events abate, and in any event within one year, the parties' respective obligations will resume.

29. CONFIDENTIALITY

29.1 If either party discloses confidential information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction, and the receiving party will:

29.1a Use the same degree of care to maintain the secrecy of the confidential information as it uses to maintain the secrecy of its own information of like kind.

29.1 b Use the confidential information only to accomplish the purposes of this Agreement.

29.2 Neither party will disclose confidential information received from the other party except to its employees, customers, distributors and other agents who are bound to it by similar obligations of confidence and only as required to accomplish the purposes of this Agreement.

29.3 Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that:

29.3a The receiving party can demonstrate by written records was previously known to it.

29.3b The receiving party lawfully obtained from sources under no obligation of confidentiality.

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29.3c Is or becomes publicly available other than through an act or omission of the receiving party or any of its employees.

29.3d Is required to be disclosed under the California Public Records Act, governmental audit requirement or other requirement of law.

29.4 The provisions of this Article 29 will continue III effect for five years after expiration or termination of this Agreement.

29.5 The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall request that the recipient not disclose such terms and conditions to others. If a third party inquires whether a license to Regents' Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Grant) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under the California Public Records Act, a governmental audit requirement, or other applicable law.

30. MISCELLANEOUS

30.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

30.2 This Agreement is not binding upon the parties until it has been signed below on behalf of each party, in which event it becomes effective as of the date recited on page one.

30.3 No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by each party.

30.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, except for the Secrecy Agreement dated 10-20-03, which continues to the extent it is not inconsistent with this Agreement.

30.5 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable as long as a party's rights under this Agreement are not materially affected. In lieu of the unenforceable provision, the parties will substitute or add as part of this Agreement a provision that will be as similar as possible in economic and business objectives as was intended by the unenforceable provision.

Both The Regents and Licensee have executed this Agreement in duplicate originals by their authorized officers on the dates written below:

GENERAL FIBER, INC	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By: /s/ Nicholas Stergis	By: /s/ Emily Loughran
Name: Nicholas Stergis	Name: Emily Loughran
Title: Chief Operating Officer	Title: Director of Licensing

Dated: July 11, 2005	Dated: July 5, 2005

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APPENDIX A

REGENTS’ PATENT RIGHTS

U.S. Patent Application No. 10/131,384 entitled “Estriol Therapy for Multiple Sclerosis and Other Autoimmune Diseases,” filed April 24, 2002, which was based on Provisional ApplicationNo. 60/286,842 filed 4/25/01 (UCLA Case Nos 1998-531-1,2) by Dr. Voskuhl, and assigned to The Regents.

U.S. Patent Application No. 10/984,364 entitled “The Use of Estrial and Other Estranes, Estrogen and Estrogen Receptor Active Compositions in the Treatment of Psoriasis…,” filed November 8, 2004, (UCLA Case No. 2004-101-3) by Drs. Rhonda R. Voskuhl, Gerald D. Weinstein and Jenny E. Murase and assigned to The Regents.

European Patent Application No. 02729034.5 based on PCT/US02/13407, filed April 25, 2002 entitled “Estriol Therapy for Multiple Sclerosis and Other Autoimmune Diseases” by Dr. Rhonda R. Voskuhl.

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EXCLUSIVE LICENSE AGREEMENT

TABLE OF CONTENTS

ARTICLE PAGE NUMBER
RECITALS	1

1. DEFINITIONS	1

2. GRANT	3

3. SUBLICENSES	3

4. FEES	4

5. ROYALTIES	4

6. DILIGENCE	5

7. PATENT FILING, PROSECUTION AND MAINTENANCE	6

8. PATENT INFRINGEMENT	7

9. PROGRESS AND ROYALTY REPORTS	8

10. BOOKS AND RECORDS	9

11. LIFE OF THE AGREEMENT	9

12. TERMINATION BY THE REGENTS	10

13. TERMINATION BY LICENSEE	10

14. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION	10

15. PATENT MARKING	10

16. USE OF NAMES AND TRADEMARKS	10

17. LIMITED WARRANTY	10

18. INDEMNIFICATION	11

19. NOTICES	12

20. ASSIGNABILITY	12

21. LATE PAYMENTS	13

22. WAIVER	13

23. FAILURE TO PERFORM	13

24. GOVERNING LAWS	13

25. GOVERNMENT APPROVAL OR REGISTRATION	13

26. EXPORT CONTROL LAWS	13

27. PREFERENCE FOR UNITED STATES INDUSTRY	13

28. FORCE MAJEURE	13

29. CONFIDENTIALITY	14

30. MISCELLANEOUS	14

APPENDIX A

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